Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SURO CAPITAL CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	2,390,186	$7.12	$17,018,124.32	$153.10 per $1,000,000	$2,605.47
Total Offering Amounts					$17,018,124.32		$2,605.47
Total Fee Offsets							—
Net Fee Due							$2,605.47

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers additional shares of common stock, par value $0.01 per share (“Common Stock”), of SuRo Capital Corp. (the “Registrant”) that may be offered or issued under the SuRo Capital Corp. Second Amended and Restated 2019 Equity Incentive Plan as a result of stock splits, stock dividends or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant's Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the $7.83 (high) and $6.41 (low) sale prices of the Common Stock, as reported on the Nasdaq Global Market, on June 4, 2025, which is within five business days prior to filing the Registration Statement.